Exhibit 99.3

FSA Quarterly Letter

from Robert P. Cochran, Chairman and Chief Executive Officer

May 10, 2007

We got off to a good start in the first quarter. While the business remained highly competitive overall, we produced strong originations across diverse sectors in the financial guaranty business. We also continued to experience growth in the financial products segment.

First-quarter present value (PV) originations totaled $197.5 million, 56% higher than for last year’s comparable period. In aggregate, new originations were of high underlying credit quality, with 86% of net par volume Single-A or better, and well priced to produce solid future returns on equity.

Net income was $85 million, down 35% from the first quarter of last year. Operating earnings, which exclude fair-value adjustments for both investment-grade insured derivatives and economic interest rate hedges, rose 7.1% to $93.8 million. Operating return on equity, based on International Financial Reporting Standards, used by our principal shareholder Dexia, was 14.9%. Adjusted book value, which we believe best measures the Company’s intrinsic value, grew 16.0% over the past 12 months, after taking dividends into account.

U.S. public finance market: strong first-quarter volume with higher insurance penetration than in year 2006

Total issuance in the U.S. municipal bond market reached approximately $107.0 billion in the first quarter, up 53% over first-quarter volume last year. (Refundings and new issue volume were up 92% and 25%, respectively.)  As a result, insurance penetration reached 52%, slightly below the 53% level of first quarter 2006 but higher than the 49% for all of 2006. FSA insured approximately 25% of the par amount of insured new municipal bond issues sold in the first quarter of 2007.

In this market, FSA originated an insured par amount of $14.3 billion, which generated PV premiums of $74.0 million, increases of 94.1% and 36.2%, respectively. While the higher market volume did present some increased opportunities, we still faced a highly competitive, narrow-credit-spread market. We therefore continued our strategy of focusing on core sectors, where we find greater relative value due to the higher quality of these transactions. We insured a significant number of such transactions during the quarter, including several large refundings for capacity-constrained names, and participated selectively in higher premium utility, health care and transportation areas. We expect to maintain this strategy until spreads widen sufficiently for us to achieve more acceptable risk-adjusted pricing.

International public finance market:  a slowdown in first quarter after an exceptionally strong 2006

In international public finance, first-quarter par insured was $0.9 billion, a decrease of 42.7% from that of the comparable period in 2006, and PV premiums originated were $16.7 million, a

40.9% decrease.  Though a modest quarter, it follows an exceptionally strong performance in 2006, and we expect the business to normalize based on our current pipeline of transactions in Europe and the Americas. Notably, during the first quarter, we insured our first Canadian public-private partnership transaction, a C$372.2 million financing.

U.S. asset-backed market:  good momentum continuing into first quarter

Our first-quarter U.S. asset-backed par insured was $12.4 billion, a 191.6% increase over the comparable period in 2006, and PV premiums were $64.4 million, a 149.1% increase.  The majority of this business was in pooled corporate transactions and in the residential mortgage-backed securities (RMBS) market, where we began to see a modest widening of spreads, particularly in the residential mortgage area. Mortgage-backed originations included home equity line of credit securitizations, net interest margin (NIM) securitizations and Triple-A tranches of prime and subprime mortgage securitizations.

We believe there are greater opportunities ahead in the RMBS sector, as subprime mortgage loans are experiencing higher default and delinquency rates than originators expected. This should lead to a more cautious investment climate, with spreads, structures and pricing reflecting a better appreciation of risk.

A quick note on the performance of our insured subprime portfolio: We are comfortable with our exposure, as for several years we have limited our participation predominantly to Triple-A transactions and, in 2006, reduced the volume of our originations dramatically. As a result, at March 31, 2007, FSA’s vintage years 2005 and 2006 RMBS net par subprime originations (the vintage years currently experiencing rapidly rising delinquencies and defaults) represent $961 million or 0.25% of total net par outstanding and $234 million or 0.06% of total net par outstanding, respectively.

Ninety-one percent of these transactions have underlying credit ratings of Triple-A, with none rated lower than Triple-B. Additionally, our exposure to subprime RMBS through our insured collateralized debt obligations (CDOs) is less than 0.02% of our total net par outstanding, and almost all of this exposure is to transactions with Super Triple-A underlying credit quality.

International asset-backed market: primarily pooled corporate transactions and special opportunities

Our participation in the international asset-backed market in the first quarter continued to be modest, with a gross par insured of $2.1 billion, a 42.2% decrease from the comparable period in 2006, and PV premiums of $15.6 million, an increase of 414.9%. Although FSA insured a lower par volume of CDOs, longer average lives resulted in increased PV premiums. We also insured transactions in higher premium sectors, including insurance-linked and aircraft lease securitizations.

Financial products: continued growth

First-quarter PV NIM originated in the financial products segment increased 78.3% to $26.8 million from $15.0 million in the first quarter of 2006.  The group was able to close a number of attractive investments during the first quarter and to take advantage of spread widening in certain asset-backed sectors, while maintaining the strong credit quality profile of assets under management.

Fitch Matrix capital model results: FSA’s capital position strongest in industry

In Fitch’s recent update of its Matrix capital model results for the financial guaranty industry, based on the period ending September 30, 2006, FSA maintained the strongest capital position in the financial guaranty industry, with a Core Capital Adequacy Ratio of 1.74x, up significantly from the December 31, 2005 level of 1.48x.  Under the model, FSA has over $2.1 billion of excess capital.

Fitch reports: “the key drivers of FSA’s strong Matrix model performance are the company’s focus over the past several years on originating highly rated and capital efficient transactions, with a relatively high proportion of its structured finance exposure rated AAA, and FSA’s efficient and aggressive use of reinsurance.”

Looking ahead

We are encouraged by these first-quarter results and optimistic about maintaining our momentum going forward. Though it is impossible to predict future trends, we would expect a continuation of higher volume in the U.S. municipal market and further widening of spreads in the asset-backed market to have a positive impact on our business. As we see how all of this plays out, we continue to exercise the underwriting and pricing discipline that has allowed us to create value for issuers and investors in our insured securities. As always, our first priority is maintenance of a strong Triple-A capital position.

Sincerely,

Robert P. Cochran

Please refer to the accompanying Quarterly Operating Supplement for definitions of non-GAAP terms used in this letter and reconciliations of operating earnings to net income, adjusted book value to shareholders’ equity, and PV premiums originated to gross premiums written.  This document contains forward-looking statements regarding, among other things, the Company’s plans and prospects.  Important factors, including general market conditions and the competitive environment, could cause actual results to differ materially from those described in such forward-looking statements.  Certain of these factors are described in more detail under the heading “Forward-Looking Statements” in Item 1 of the Company’s Annual Report on Form 10-K  for the year ended December 31, 2006.  Forward-looking statements in this letter are expressly qualified by all such factors.  The Company undertakes no obligation to revise or update any forward-looking statements to reflect changes in events or expectations or otherwise.